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MEDICORE, INC. AND SUBSIDIARIES
EXHIBIT 11 -- COMPUTATION OF EARNINGS PER SHARE
(UNAUDITED)




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
                                                            Three Months Ended
                                                                  March 31,
                                                            ------------------
                                                              1997         1996
                                                              ----         ----
PRIMARY AND FULLY DILUTED

Weighted average shares outstanding                        5,456,940    5,454,940

Net effect of dilutive stock options-based on the
  modified treasury stock method using
  average market price                                       495,738      678,746
                                                          ----------   ----------
                                                           5,952,678    6,133,686
                                                          ==========   ==========

Net income                                                $  266,363   $  725,253
                                                          ==========   ==========

Net income per share                                      $      .04   $      .12
                                                          ==========   ==========

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